Exhibit 99.8

ClimateRock Holdings Limited

25 Bedford Square

London, WC1B 3HH, United Kingdom

February 14, 2025

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

Office of Energy & Transportation

100 F Street, NE

Washington, DC 20549

Re:	ClimateRock Holdings Limited

Registration Statement on Form F-4

Filed January 26, 2024

File No. 333-276718

Request for Waiver and Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, ClimateRock Holdings Limited, a foreign private issuer organized under the laws of Cayman Islands (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with its filing of registration statement on Form F-4, as amended (the “Registration Statement”), relating to a proposed initial public offering of the Company’s securities and the proposed business combination of ClimateRock, a Cayman Islands exempted company, and GreenRock Corp, a Cayman Islands exempted company (“GreenRock”).

Item 17 of Form F-4 requires the registrant to furnish the information required by Part I of Form 20-F. Item 8.A.4 of Form 20-F provides that, in the case of an initial public offering, the audited financial statements must be as of a date not older than 12 months at the time the document is filed. Instruction 2 to Item 8.A.4 provides as follows:

“The additional requirement that financial statements be no older than 12 months at the date of filing applies only in those limited cases where a nonpublic company is registering its initial public offering of securities. A company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship. File this representation as an exhibit to the registration statement.”

See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

In addition, in the Staff’s November 1, 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm ) at Section III.B.c, the staff notes:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

The Company has included in the Registration Statement GreenRock’s audited consolidated financial statements, prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board, as of December 31, 2023 and for the period May 4, 2023 (date of formation) to December 31, 2023.

The Company respectfully requests, pursuant to Rule 3-13 of Regulation S-X, that the staff of the Commission waive the requirement of Item 8.A.4 of Form 20-F that the Registration Statement contain audited financial statements as of a date not older than 12 months from the date of the offering.

In connection with this request, the Company represents that:

1.	Neither the Company nor GreenRock is currently a public reporting company in any other jurisdiction.

2.	Neither the Company nor GreenRock is required by any jurisdiction outside the United States to prepare, and neither the Company nor GreenRock has prepared, financial statements audited under any generally accepted auditing standards for any interim period.

3.	GreenRock has not completed the audit for its financial statements for the fiscal year ended December 31, 2024, and does not expect such audit to be available until April 2025.

4.	Compliance with Item 8.A.4 is impracticable and would involve undue hardship for the Company and GreenRock.

5.	In no event will the Company seek effectiveness of the Registration Statement if the audited financial statements are older than 15 months at the time of such request.

The Company will file this letter as an exhibit to Amendment No. 4 to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Please do not hesitate to contact me if you have any questions regarding the foregoing or if we can provide any additional information.

Sincerely,

ClimateRock Holdings Limited

By:	/s/ Per Regnarsson
Per Regnarsson
Sole Director and acting Chief Executive Officer and Chief Financial Officer